INVESTMENT ADVISORY AGREEMENT

THIS AGREEMENT made as of the 30th day of June, 2016 by and between TFS Capital LLC (the “Investment Adviser”), a Virginia Limited Liability Company, and TFS Hedged Futures Strategy Offshore Fund Ltd. (the “Company”), a company organized under the laws of the Cayman Islands as an exempted company and a wholly-owned subsidiary of TFS Hedged Futures Fund (the “Fund”), a series of TFS Capital Investment Trust (the “Trust”).

WHEREAS, the Company is an exempted company organized pursuant to The Companies Law (2010 Revision) of the Cayman Islands; and

WHEREAS, the Trust is an open-end, diversified management investment company registered under the Investment Company Act of 1940, as amended (the “Act”), and the Fund has its own investment objective, policies and restrictions, all as more fully described in the prospectus and the statement of additional information constituting parts of the Trust’s Registration Statement on Form N-1A filed with the Securities and Exchange Commission (the “Commission”) under the Securities Act of 1933, as amended, and the Act (the “Registration Statement”); and

WHEREAS, the Company is engaged in the business of investing and reinvesting the assets invested in it by the Fund (“the portfolio assets”) in investments (primarily commodity-linked financial instruments) and in accordance with the investment objectives, policies and restrictions in the Fund’s prospectus and statement of additional information, as amended and supplemented from time to time, and the Company acknowledges that it has received prior to entering into this Agreement a copy of Form ADV-Part II as filed by the Investment Adviser with the Commission; and

WHEREAS, the Company wishes to employ the Investment Adviser to manage the investment and reinvestment of the portfolio assets as above specified and, without limiting the generality of the foregoing, to provide the management and other services specified below.

NOW, THEREFORE, the parties agree as follows:

1.
The Company hereby appoints the Investment Adviser to supervise and direct the investment of the portfolio assets of and for the Company and as the Company’s agent and attorney-in-fact with full discretionary and exclusive power and authority to establish, maintain and trade in accounts with any broker, dealer, futures commission merchant, bank or other agent or counterparty for and in the name of the Company and to buy, sell and trade in all futures contracts, futures-related contracts, stocks, bonds, other financial instruments, and all other assets of the Company. The Investment Adviser hereby accepts such appointment and agrees to manage the portfolio assets in a manner consistent with the investment objective, policies and restrictions of the Fund and with applicable law.

2.
Unless advised by the Board of Directors of the Company of an objection, the Investment Adviser may, to the extent permitted by applicable laws and regulations, direct that a portion of the brokerage commissions that may be generated by the Company be applied to payment for brokerage and research services. Brokerage and research services furnished by brokers may include, but are not limited to, written information and analyses concerning specific securities, companies or sectors; market, financial and economic studies and forecasts as well as discussions with research personnel; financial publications; and statistic and pricing services utilized in the investment management process. Brokerage and research services obtained by the use of commissions arising from the Fund’s portfolio transactions may be used by the Investment Adviser in its other investment activities. In selecting brokers and negotiating commission rates, the Investment Adviser will take into account the financial stability and reputation of brokerage firms and the brokerage, execution and research services provided by such brokers. The benefits which the Fund may receive from such services may not be in direct proportion to the commissions generated by the Company. The Fund acknowledges that since commission rates are generally negotiable, selecting brokers on the basis of considerations which are not limited to applicable commission rates may result in higher transaction costs that would otherwise by obtainable.

3.
The Investment Adviser may bunch orders for the Company with orders for the same financial instrument for other accounts managed by the Investment Adviser or its affiliates. In such instances, the Company will be charged the average price per unit for the financial instrument in such transactions. Complete records of such transactions will be maintained by the Investment Adviser and will be made available to the Fund upon request.

4.
The Investment Adviser shall report to the Company all changes in the portfolio assets since the prior report, and will also keep the Company in touch with important developments affecting the portfolio assets and on the Investment Adviser’s own initiative will furnish the Company from time to time with such information as the Investment Adviser may believe appropriate for this purpose, whether concerning the individual issuers whose financial instruments are included in the portfolio assets, the industries in which they engage, or the conditions prevailing in the economy generally. The Investment Adviser will also furnish the Company with such statistical and analytical information with respect to the portfolio assets as the Investment Adviser may believe appropriate or as the Company reasonably may request. In making purchases and sales of the portfolio assets, the Investment Adviser will bear in mind the policies set from time to time by the Board of Directors of the Company as well as the limitations imposed by the Company’s Articles of Association as well as the Fund’s Registration Statement, in each case as amended from time to time, the limitations in the Act and of the Internal Revenue Code of 1986, as amended, in respect of regulated investment companies and the investment objective, policies and restrictions applicable to the Fund’s portfolio.

5.
The Investment Adviser shall not be liable for any mistake of judgment or in any event whatsoever, except for lack of good faith, provided that nothing herein shall be deemed to protect, or purport to protect, the Investment Adviser against any liability to the Company, the Fund or to its security holders to which the Investment Adviser would otherwise be subject by reason of willful misfeasance, bad faith or gross negligence in the performance of its duties hereunder, or by reason of the Investment Adviser’s reckless disregard of its obligations and duties hereunder. It is understood that the Investment Adviser performs various investment advisory and managerial services for others, and the Company agrees that the Investment Adviser may give advice and take action in the performance of its duties with respect to others which may differ from advice given or action taken with respect to the Company. Nothing contained herein shall in any way constitute a waiver or limitation of any rights which the Company or the Fund may have under common law, or any federal or state securities laws, or the law of the Cayman Islands.

6.
This Agreement shall become effective on the date hereof and shall remain in effect, unless sooner terminated as hereinafter provided, until two years from the date hereof and shall continue in full force and effect for successive periods of one year thereafter, but only so long as each such continuance as to the Company is specifically approved at least annually (i) by vote of the holders of a majority of the outstanding voting securities of the Company or (ii) by vote of a majority of the Company's Board of Directors and by a vote of a majority of the Trust's Board of Trustees, and further provided that such continuance is also approved annually by the vote of a majority of the Trustees of the Trust who are not interested persons of the Trust or the Investment Adviser. This Agreement may be terminated at any time, without the payment of any penalty, by 60 days’ written notice to the Investment Adviser, or by the Investment Adviser on 60 days’ written notice to the Company. This Agreement shall terminate automatically upon the termination of the Investment Advisory Agreement between the Trust and the Investment Adviser. This Agreement may not be assigned by the Investment Adviser and shall terminate automatically in the event of any assignment by the Investment Adviser. The term “assignment” as used in this paragraph shall have the meaning ascribed thereto by the Act and any regulations or interpretations of the Commission thereunder.

7.
This Agreement may be amended by written instrument at any time by the Investment Adviser and the Company, subject to approval by the Company's Board of Directors and the Trust's Board of Trustees and, if required by applicable SEC rules, regulations or orders, by a vote of a majority of the Fund's outstanding voting securities.

8.
The Company and the Investment Adviser agree that no investment advisory fees are required pursuant to this Agreement but acknowledge that the Investment Adviser will be compensated under the Fund’s Advisory Agreement.

9.
Unless otherwise agreed to in writing by the parties, the Company shall be responsible and hereby assumes the obligation for payment of all of its expenses, including: (a) custody fees or expenses; (b) clerical, accounting and other office costs; (c) legal and auditing expenses, if any; (d) cost of maintenance of the Company’s corporate existence; (e) interest charges, taxes, brokerage and other fees and commissions relating to purchases, sales and other transactions in financial instruments; and (f) expenses and fees related to registration and filing with the Cayman Islands.

10.
Except to the extent necessary to perform the Investment Adviser’s obligations hereunder, nothing herein shall be deemed to limit or restrict the right of the Investment Adviser or its members, officers or employees to engage in any other business or to devote time and attention to the management of other aspects of any other business, whether of a similar or dissimilar nature, or to render services of any kind to any other individual or entity.

11.
The validity of the Agreement and the rights and liabilities of the parties hereunder shall be determined in accordance with the laws of the State of Virginia without regard to its conflict of laws provisions, provided, however, that nothing herein shall be construed as being inconsistent with the Act.

12.
If the Investment Adviser ceases to act as investment adviser to the Company, or, in any event, if the Investment Adviser so requests in writing, the Trust agrees to take all necessary action to change the name of the Company to a name not including the term “TFS”. The Investment Adviser may from time to time make available without charge to the Company for its use of such marks or symbols owned by the Investment Adviser, including marks or symbols containing the term “TFS” or any variation thereof, as the Investment Adviser may consider appropriate. Any such marks or symbols so made available will remain the Investment Adviser’s property and it shall have the right, upon notice in writing, to require the Company to cease the use of such mark or symbol at any time.

13.
A copy of the Articles of Association of the Company is on file with the Registrar of Companies in the Cayman Islands, and notice is hereby given that this instrument is executed on behalf of the Board of Directors of the Company and not individually and that the obligations of this instrument are not binding upon any of the Directors, officers or shareholders individually but are binding only upon the assets and property of the Company, and the Investment Adviser shall look only to the assets of the Company for the satisfaction of such obligations.

14.	The Investment Adviser shall promptly notify the Company of any change in the ownership or control of the Investment Adviser.

IN WITNESS WHEREOF, the parties hereto have caused this Agreement to be executed as of the day and year first above written.

TFS HEDGED FUTURES STRATEGY
OFFSHORE FUND LTD

By:	/s/ Richard Gates

TFS CAPITAL LLC

By:	/s/ Richard Gates